EXHIBIT 10.1


                           1000 Boardwalk
                           Atlantic City, New Jersey 08401
                           609.449.1000
                           trumpcasinos.com


TRUMP
ENTERTAINMENT RESORTS
                                                              September 1, 2006
Eric Hausler
63 Chestnut Road
Verona, NJ 07044

Dear Eric:

         This letter agreement (the "Agreement") will confirm your employment with Trump Entertainment Resorts Holdings, L.P. ("TERH") and/or its affiliates (collectively "Trump").


Position:                 Senior Vice President - Development (or such other
                          position as TERH may reasonably request and which you are qualified for by training and experience).

Base Salary:              Annual Salary of $350,000 (reviewed annually and
                          adjusted in accordance with current TERH policy).

Initial Bonus:            You shall be paid an initial, one time bonus of Two
                          Hundred Fifty Thousand Dollars ($250,000) within ten
                          (10) days following commencement of your employment, provided that such amount shall be returned to TERH in the event your employment with TERH terminates for any or no reason, other than a Separation Without Cause or for Good Reason, within six (6) months of the commencement of your employment.

Annual Incentive Bonus:   60 - 100 percentage of base salary upon achievement of
                          financial parameters as approved by the Compensation
                          Committee of TERH, provided that you shall not be eligible for the calendar year 2006.


Long Term Incentive:      Initial grant of such number of restricted shares as
                          are determined by dividing Two Hundred and Fifty
                          Thousand Dollars ($250,000) by the closing price of TERH common stock on the day your employment commences, with all restrictions lapsing in one third increments on January 1, 2008, 2009, and 2010. Will become eligible following approval by the Compensation
                          Committee for grants of equity compensation awards or options under any long term incentive program adopted by TERH, based upon a performance model valued on actual transactions produced as set forth in Annex "A" hereto. In the event of any Change of Control, including a Change of Control with Special
                          Circumstances, all vesting or trading restrictions will lapse.

Benefits:                 Benefits and perquisites which Trump provides to its
                          employees generally as determined by Trump for similarly situated executives and relocation pursuant to TERH policy therefore.

                          Terms of Employment/ Your continued employment and severance rights shall be subject to the terms and
                          Severance: conditions set forth in Annex A hereto.

Change of Control:        You may terminate your employment on your own
                          initiative upon a Change of Control (as defined in Annex A ) and in such event you shall be entitled to the severance and other rights and obligations set forth in Annex A.

Non-compete:              a.    You agree that if you terminate your employment
                                on your own initiative without Good Reason, or if it is terminated for Cause you will not accept employment, either as an employee, consultant or independent contractor, with or on behalf of any casino licensee or casino license applicant in any market where Trump operates a casino facility or within 200 miles of such casino facility for the remaining months of the first year of employment;

                          b. You agree that for a period of twelve (12) months after the termination of your employment with Trump you shall not solicit or contact, directly or through any other company, any customers whom you have met, serviced, developed or continued to develop during your tenure with Trump; this restriction shall not apply in the event of a Separation Without Cause or a Separation for Good Reason, and is not intended to apply in the event you are working in the financial services industry as i.e., an analyst or investment banker;

                          c. You agree that a period of twelve (12) months after the termination of your employment with Trump you shall not solicit or otherwise discuss employment, directly or through any other company, any employees of Trump, or any of its related or affiliated companies.

                          d. You acknowledge and agree that the restrictive covenants set forth herein are reasonable as to duration, terms and geographical area and that the same are necessary to protect the legitimate interests of Trump, impose no undue hardship on you and are not injurious to the public. Nothing contained in the restrictive covenants herein, or otherwise, shall prevent you from working in the financial services industry.

                          You acknowledge that upon your breach of this Agreement, Trump would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which Trump may have under this Agreement or otherwise, Trump's obligations to provide severance benefits to you shall immediately terminate, you shall have no claim to receive such benefits from Trump, the release document referred to



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                          above shall remain in all respects valid and binding,
                          and Trump shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining you from committing or continuing any such violation of this section.

Indemnification:          Trump shall cover you under directors and officers
                          liability insurance both during, and while potential liability exists, after your employment with Trump in commercially reasonable amounts. Trump shall during and after your employment indemnify and hold you harmless to the fullest extent permitted by applicable law with regard to your actions or inactions in the performance of your duties as an officer, director and/or employee of Trump and its affiliates or as a fiduciary of any benefit plan of Trump and its affiliates.

Attorney's Fees:          TERH shall promptly reimburse you for the reasonable
                          legal fees and expenses incurred in negotiating this Agreement.

Representation:           You acknowledge that your entering into this Agreement
                          does not violate any other agreement to which you or anyone on your behalf is a party.

Entire Agreement:         This Agreement constitutes the entire understanding of
                          the parties with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.

GOVERNING LAW:            This Agreement shall be governed by, and construed in
                          accordance with, the laws of the State of New Jersey.

Your employment is expected to commence on or about December 5, 2006 or earlier subject to and contingent upon the following:

          o Obtaining or possessing a New Jersey Key license or such equivalent qualification required by New Jersey law or the laws of any other state or jurisdiction in which Trump conducts business,
          o    Satisfactory completion of a background and reference check,
          o Your signing this Agreement, the Trump Code of Business Conduct and the Trump Employee Handbook,
          o Compliance with all employment policies including the successful completion of a drug test; and
          o Your submission of appropriate documentation of employment eligibility in the United States.


                                                  Very truly yours,

                                                  /s/ JAMES B. PERRY

                                                  JAMES B. PERRY
                                                  President and CEO
JBP/ams



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I agree and accept the terms of this Agreement.
  /s/  Eric Hausler                                     September 7, 2006
---------------------------------------              ---------------------
Eric Hausler                                                Date



















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                                     ANNEX A
                                 TO ERIC HAUSLER
                                LETTER AGREEMENT


1.   Separation of Employment.

     (a) Death. The death of Eric Hausler ("Executive") shall automatically terminate Trump Entertainment Resorts, Inc. ("TER") and Trump Entertainment Resorts Holdings, LP (hereinafter, together with TER, collectively, referred to as the "Company") obligations hereunder, except as set forth in 2(a) below.

     (b) Total Disability. If Executive is disabled so that in the Company's opinion he would qualify for disability under the Company's Long Term Disability Plan if he applied for it or, if there is no plan, Executive is unable to perform the services required of him due to physical or mental injury or illness for six consecutive months or for six months in any period of twelve months, (a "Total Disability"), the Company shall be entitled to separate Executive's employment with Executive reserving his rights to apply for disability benefits based on becoming disabled during active employment. This separation will terminate the Employer's obligations to Executive, except as set forth in
Section 2(b).

     (c) Separation for Cause. At any time during the term of this Agreement, the Company may separate Executive's employment for cause, in which event Executive's employment will immediately terminate. For the purpose of this Agreement, the Company shall have "Cause" to separate Executive's employment for any of the following reasons: (1) dishonesty or fraud, (2) disclosure of confidential information regarding the Company, (3) aiding a competitor (as defined in the Non-compete provisions of the Letter Agreement) of the Company or other material breach of the Non-compete provisions of the Letter Agreement, (4) the use by Executive of controlled substances (not legally prescribed by a physician) or the use of alcohol that interferes, in the sole but good faith discretion of the Company, with the performance of Executive duties, (5) willful misconduct, acts of moral turpitude, malfeasance or gross negligence in the performance of his duties hereunder, or (6) the failure to obtain and maintain all licenses, qualifications and credentials required by any state or Federal agency or authority having jurisdiction over the Company, or its employees or properties, in any case under clauses (1) through (6) that are materially injurious to the business or reputation of the Company or any of it affiliates, as determined in good faith by the Board or the CEO. Separation for Cause must be approved by the CEO or the Board but only after reasonable notice to Executive and a reasonable opportunity to explain and cure the conduct, unless under the circumstances there is no cure or the time required for a cure would materially harm the Company or any of its affiliates. The failure of Executive to meet financial projections, budgets or target performance objectives shall not be deemed willful misconduct or gross negligence for the purposes of this Agreement.

     (d) Separation Without Cause, or For Good Reason. Notwithstanding anything to the contrary contained in this Agreement, the Company may in its sole discretion, at any time, separate Executive from employment with the Company



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Without Cause upon sixty (60) days' prior written notice, and Executive may initiate a separation for Good Reason upon thirty (30) days' prior written notice (hereinafter, any such separation by the Company or Executive shall be called a "Separation Without Cause").

     (e) Separation by Executive Without Good Reason. Executive may terminate his employment at any time Without Good Reason upon thirty (30) days prior written notice.

     (f) Notice of Separation. Any purported separation of Executive's employment hereunder by the Company or Executive (other than separation by reason of the death of Executive) shall be effective when communicated to the other party by a Notice of Separation. For the purposes of this Agreement, a "Notice of Separation" shall be a written notice indicating the specific separation provision in this Agreement relied upon and the Separation Date. If Executive vacates or abandons his job and does not give Notice of Separation, the Separation Date will be the last day worked or such other date as the Company may reasonably select.

2.   Payments Upon Separation.

     (a) Payments Upon Death. If Executive's employment hereunder is separated by reason of Death during his active employment, the Company shall pay to Executive's estate his Base Salary and accrued PTO through the Separation Date at the rate in effect on the Separation Date and a pro rata bonus for current year based on performance of the Company, paid in the following year when bonuses are normally distributed AND ANY CASH PAYMENTS OR RESTRICTED SHARES THAT EXECUTIVE WOULD HAVE BEEN ENTITLED TO RECEIVE UNDER THE EQUITY COMPENSATION PLAN AS IF HE WERE STILL LIVING (EXCEPT THAT THE COMPANY SHALL HAVE THE RIGHT TO PAY TO HIS ESTATE AND BENEFICIARY(IES) THE PRESENT CASH VALUE OF ANY RESTRICTED SHARES, IN A LUMP SUM, AS SOON AFTER HIS DEATH AS ADMINISTRATIVELY PRACTICAL). His estate and beneficiary(ies) will receive the benefits to which they are entitled under the terms of the applicable benefit plans and programs by reason of a participant's death during active employment. If Executive dies during the Salary Continuation Period, as defined below, the remaining Salary Continuation will be paid in a lump sum to Executive's estate and his estate and/or beneficiary(ies) will receive the benefits applicable to an employee who dies during employment.

     (b) Payments Upon Total Disability. If Executive incurs a Separation for Total Disability, then the terms and provisions of the Company benefit plans and the programs (including the Company's Long Term Compensation Plan) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement except that Executive shall receive a pro rata bonus for current year based on performance of the Company, paid in the following year when bonuses are normally distributed AND ANY CASH PAYMENTS OR RESTRICTED SHARES THAT EXECUTIVE WOULD HAVE BEEN ENTITLED TO RECEIVE UNDER THE EQUITY COMPENSATION PLAN AS IF HE WERE NOT DISABLED (EXCEPT THAT THE COMPANY SHALL HAVE THE RIGHT TO PAY HIM THE PRESENT CASH VALUE OF ANY RESTRICTED SHARES, IN A LUMP SUM, AS SOON AS HIS SEPARATION FOR TOTAL DISABILITY AS ADMINISTRATIVELY PRACTICAL).. If Executive becomes disabled during the Salary Continuation Period, he will not be eligible for benefits under the Company's Long Term Disability Plan and will be entitled only to the salary and benefits described in Paragraph 2(c) below for the periods set forth in those respective paragraphs.



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     (c)  Payments Upon Separation for Cause or Without Good Reason. If
Executive's employment hereunder is separated by the Company for Cause pursuant to Section 1(c) or by Executive Without Good Reason pursuant to Section 1(e), then the Company shall pay Executive his Base Salary and accrued PTO through the Separation Date at the rate in effect at the time notice of separation is given and the Company shall have no further obligation to Executive other than COBRA rights, if any, and other normal rights offered to terminated employees under benefit programs, if any.

     (d) Payments Upon Separation By the Company Without Cause or by Executive With Good Reason. If Executive's employment is separated by the Company Without Cause or by Executive with Good Reason pursuant to Section 1(d), then the Company shall, as severance pay, provide to Executive the payment and benefits set forth in this Section; provided, however, that Executive's entitlement to any such payments or benefits shall be expressly subject to the Company receiving a release prepared by the Company and executed by Executive, in the form then used by the Company for employees generally, waiving and releasing the Company, its subsidiaries and their officers, directors, agents, benefit plan trustees and employees from any and all claims (except stockholder rights, rights under this Agreement, rights to indemnification and rights to employee benefits then accrued and vested), whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, bonus, stock, vacation (PTO), insurance and other benefit plans and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act as amended by the Older Worker's Benefit Protection Act of 1990, and the American's with Disabilities Act covering Executive's employment with the Company, its subsidiaries and affiliates, and the cessation of that employment (the "Release"). Pursuant to this Section 2(d), Executive will receive the following:

          (A) The Company shall pay Executive over the next fifty-two (52) weeks, Salary Continuation, plus PTO earned and unused through the Separation Date (PTO paid in a lump sum) and Executive shall receive a pro rata bonus for current year based on performance of the Company, paid in the following year when bonuses are normally distributed, AND ANY CASH PAYMENTS OR RESTRICTED SHARES THAT EXECUTIVE WOULD HAVE BEEN ENTITLED TO RECEIVE UNDER THE EQUITY COMPENSATION PLAN AS IF HE WERE STILL EMPLOYED (EXCEPT THAT THE COMPANY SHALL HAVE THE RIGHT TO PAY HIM THE PRESENT CASH VALUE OF ANY RESTRICTED SHARES, IN A LUMP SUM, AS SOON AFTER HIS SEPARATION DATE AS ADMINISTRATIVELY PRACTICAL). Executive shall also be entitled to health and dental participation, but not eligibility for the Company's Long Term Disability Plan, if any, and no further PTO will accrue with the Company beginning the day following the Separation Date (the "Salary Continuation Period"). Salary Continuation will be paid on a weekly basis. If Executive dies during the Salary Continuation Period, the Company, within ten (10) days of becoming aware of such event, will pay, by check, to his estate the lump sum amount equal to the salary and bonus he would have been paid during the remainder of the Salary Continuation Period AND ANY CASH PAYMENTS OR RESTRICTED SHARES THAT EXECUTIVE WOULD HAVE BEEN ENTITLED TO RECEIVE UNDER THE EQUITY COMPENSATION PLAN AS IF HE HAD DIED BEFORE THE SALARY CONTINUATION PERIOD (The date of the check for the lump


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     sum is herein referred to as the "Termination Date"). During the Salary
     Continuation Period, Executive shall remain an employee of the Company and, solely for stock option exerciseability, group health and life insurance purposes, shall receive service credit during that period. Executive will be responsible for the employee portion of the cost of such insurance during the Salary Continuation Period similar to other employees. COBRA rights will commence at the end of the Salary Continuation Period.

          (B) Executive will be entitled, at the Company's expense, to Executive outplacement services being provided at that time to terminated executives at his grade level.

          (C) All vested option grants (and those that become vested) may be exercised during the Salary Continuation Period and may be exercisable thereafter for a period of one year.

          (D) Executive shall receive a release from the Company except for matters violative of law or outside the scope of his employment. If the Company does not provide the release required pursuant to this subsection
     (iv), Executive's Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (iii) above in any event.

          (E) To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code, the Company and Executive shall amend this Agreement so that such payments will be made in accordance with the requirements of
     Section 409A of the Code; provided, however, that, if any payment due to Executive is delayed as a result of Section 409A of the Code, Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in the Wall Street Journal, plus 2%, in effect as of Executive's Date of Termination. Amendment of the Agreement to comply with Section 409A of the Code will not result in Executive being entitled to receive any reduced or enhanced benefit under this Agreement. Notwithstanding the foregoing, in the event Executive is subjected to income or excise taxes or other penalties under Section 409A of the Code by virtue of any amount due to him, the Company will pay an additional amount to Executive to make Executive whole for such taxes. Such additional amount will be paid to Executive not later than the due date of Executive's tax return for the year in which the tax or penalty is imposed.

     (e) For the purposes of this agreement, "Good Reason" means the occurrence, without Executive's express prior written consent (which may be withheld for any reason or no reason), of any of the events or conditions described in the following subsections (i) through (v), provided that Executive shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within twenty (20) days after such notice of Good Reason.

          (A) failure by the Company to pay or provide to Executive any compensation or benefits to which Executive is entitled;



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          (B)  A change in Executive's status, reporting relationships, positions, titles, offices or responsibilities that constitutes a material change (any change following a Change in Control, as defined below) from Executive's status, reporting relationships, positions, titles, offices or responsibilities as in effect immediately before such change; or the assignment to Executive of any duties or responsibilities that are substantially inconsistent with Executive's status, positions, titles, offices or responsibilities as in effect immediately before such assignment;

          (C) changing the location of Executive's principal duties to a location outside of Atlantic City, NJ; provided that the Company may require Executive to travel on business as long as such travel is reasonable;

          (D) Any material uncured breach by the Company of this Agreement or any other agreement between the Company and Executive following notice and the cure period set forth above; or

          (E) The failure by the Company to obtain, before completion of a Change in Control, an agreement in writing from any successors and assigns, to assume and agree to perform this Agreement.

     (f) Notwithstanding the foregoing, in the event payment is due to Executive under subsection (d) following a Change of Control, then, conditioned upon Executive's execution and non-revocation of the Release, and in lieu of the Salary Continuation in subsection (d)(i) above, Executive shall receive, in a lump sum within 30 days after the Separation Date, an amount equal to the sum of two (2) times Executive's Base Salary (or the Base Salary in effect prior to the Change in Control, if higher) plus actual annual incentive plan bonus paid to Executive in the prior calendar year AND ANY CASH PAYMENTS THAT EXECUTIVE WOULD HAVE BEEN ENTITLED TO RECEIVE UNDER THE EQUITY COMPENSATION PLAN. In such case, the COBRA reimbursement rights provided in the Letter Agreement shall be extended to twelve (12) months following the Separation Date. In addition, all equity awards (stock, stock options, restricted stock or otherwise) shall immediately be fully vested and any restrictions lifted upon any Change of Control.

     (g) Notwithstanding the foregoing, in the event of a Change of Control with Special Circumstances and the termination of Executive's employment in accordance with Section 1 (d) above within six (6) months from such Change of Control with Special Circumstances, then, conditioned upon Executive's execution and non-revocation of the Release, Executive shall receive, in a lump sum within 30 days after the Separation Date, an amount equal to the sum of two (2) times Executive's Base Salary (or the Base Salary in effect prior to the Change in Control, if higher) plus actual annual incentive plan bonus paid to Executive in the prior calendar year AND ANY CASH PAYMENTS THAT EXECUTIVE WOULD HAVE BEEN ENTITLED TO RECEIVE UNDER THE EQUITY COMPENSATION PLAN. In such case, the COBRA reimbursement rights provided in the Letter Agreement shall be extended to twelve (12) months following the Separation Date. All equity awards (stock, stock options, restricted stock or otherwise) shall immediately be fully vested and any restrictions lifted upon any Change of Control with Special Circumstances.


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3.   Change of Control Definition and Payments.

     (a) For the purpose of this Employment Agreement, (i) a "Change of Control" shall mean:

          (A) The acquisition, other than a Change of Control with Special Circumstances, by any person, entity or group, within the meaning of
     Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, (A) the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (B) Donald J. Trump or any entity wholly-owned by him), of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

          (B) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

          (C) Consummation of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company; or

          (D) If employed by only one operating affiliate of TERH, the sale or transfer of control over (whether by merger or otherwise) the TERH affiliate owned casino hotel at which Executive is employed.

          and, (ii) A "Change of Control with Special Circumstances" shall mean the acquisition by Donald J. Trump or any entity wholly-owned by him of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors.

     (b) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or


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distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

     (c) All determinations to be made under this Section 3 shall be made, upon the request of either party, by an independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Employment Agreement.

     (d) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (A) give the Company any information reasonably requested by the Company relating to such claim,

          (B) take such action in connection with contesting claim as the Company shall reasonably request in from time to time, including, without limitation, accepting legal representation with to such claim by an attorney reasonably selected by the company,

          (C) cooperate with the Company in good faith in order to effectively contest such claim, and

          (D) permit the Company to participate in any relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in



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     connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (e) If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (f) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.



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




                                    ANNEX "A"

                            EQUITY COMPENSATION PLAN
                                 SVP DEVELOPMENT

The SVP Development for Trump Entertainment Resorts will contribute significantly to the strategic long term growth of the company. Accordingly, an equity compensation plan has been specifically developed for this position which includes a transaction performance model with two compensation components:

OWNERSHIP TRANSACTIONS

For successfully negotiated development transactions, the SVP Development will receive 1.5% of TER's equity value on completed deals outside of the scope of current Atlantic City operations and the proposed TrumpStreet Philadelphia, Pennsylvania project. The method of compensation for these transactions will be based in restricted shares with a three year vesting period.

LICENSING/MANAGEMENT CONTRACT/ARRANGEMENTS

In instances of fee-based transactions which may include licensing arrangements or management contracts, the SVP Development will receive 10% of first year fees paid in cash over three years.

The President and Chief Executive Officer and the SVP Development will discuss all specific compensation parameters of each arrangement in advance to address any particular or unique situations associated with the planned transaction or venture. Any situation that would fall outside of the aforementioned parameters would need to be approved by the TER Compensation Committee.












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